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Exhibit 5.2

25 rue de Marignan
75008 Paris
Avocats à la Cour de Paris	Telephone (33) 1 56 43 56 43
Solicitors of the Supreme Court of England and Wales	Facsimile (33) 1 43 59 41 96
Palais J 030

FIMEP SA
89, rue Taitbout
75009 Paris
France

7 August 2003

Dear Sirs,

1
We have acted as French legal advisers to FIMEP SA, a company organised under the laws of France (the "Company"), in connection with the issuance by the Company of $350 million aggregate principal amount of 10 1/2% senior dollar notes due 2013 and €227.5 million aggregate principal amount of 11% senior euro notes due 2013 (collectively, the "Exchange Securities") in exchange for all outstanding 10 1/2% senior dollar notes due 2013 and all outstanding 11% senior euro notes due 2013 (the "Original Notes"). The Exchange Securities will be issued under the Indenture.

2
This legal opinion is limited to French law and is given on the basis that it will be governed by and construed in accordance with French law.

3
For the purposes of this opinion:

3.1
We have examined and relied on the documents listed in Schedule 1 to this letter.

3.2
Terms defined in Schedule 2 of this opinion shall have the same meaning in this opinion.

4
We have assumed that:

4.1
Except in the case of the Company, all relevant documents are within the capacity and powers of, and have been validly authorised by, each party and that those documents have been or will be validly executed and delivered by the relevant party (other than the Company).

4.2
Each legal entity party to the Indenture (other than the Company) is duly constituted or incorporated and validly existing under the laws of its place of incorporation or constitution.

4.3
The offering restrictions relating to France, contained in the Registration Statement, will be complied with.

4.4
All documents examined by us as copies or specimen documents conform to their originals and the signatures on the originals of all documents examined by us are genuine.

A list of the names of the partners and their professional qualifications is open to inspection at the above office. The partners are solicitors, registered foreign lawyers or registered European lawyers.

Please refer to www.linklaters.com/regulation for important information on the regulatory position of the firm.
A03322740

  4.5
  The meetings of the corporate bodies of the Company have been properly convened and the decisions set out in the minutes of such meetings have been made as indicated in such minutes during said meetings.

5
In our opinion:

5.1
The Company is a société anonyme duly established and validly existing under the laws of the Republic of France and registered with the Registre du commerce et des sociétés of Paris.

5.2
The Company has the corporate power to enter into and perform its obligations under the Indenture and has taken all necessary action to authorise the entry into and the performance of its obligations under such Indenture and the representatives of the Company have the authority to execute and perform such Indenture.

5.3
There is no reason why the obligations of the Company contained in the Indenture and (when the Registration Statement has become effective under the Securities Act and the Exchange Securities have been duly executed and authenticated in accordance with the terms of the Indenture and duly issued and delivered in exchange for the Original Notes) the Exchange Securities should not be valid and binding on the Company and enforceable against it as a matter of French law, it being understood that, as the Exchange Securities are expressed to be governed by the laws of the State of New York, this opinion is given in reliance on the opinion referred to in paragraph 7 of Schedule 1 insofar as such opinion addresses the validity, binding nature and enforceability of the obligations of the Company under the Exchange Securities as a matter of the federal law of the United States and the laws of the State of New York.

6
The term enforceable, as used above, means that the obligations assumed by the Company are of a type which the French courts enforce, it does not mean that these obligations will necessarily be enforced in all circumstances in accordance with their terms. The main circumstances which may limit enforcement are:

6.1
Enforcement may be limited by amicable composition (règlement amiable), judicial reorganisation (redressement judiciaire), judicial liquidation (liquidation judiciaire) (including a provision that creditors' proofs of debts denominated in foreign currencies would be converted into euros at the rate applicable on the date of the court decision commencing the judicial reorganisation (redressement judiciaire) proceedings), insolvency, moratorium and other laws of general application affecting the rights of creditors.

6.2
Claims may become barred as a result of prescription or may become subject to defences of set-off (compensation) or counterclaim (demande reconventionnelle).

6.3
Specific performance (exécution en nature) may not be available where damages are considered by the court to be the only possible remedy.

6.4
In France, remedies such as specific performance and injunction may not be available.

6.5
In respect of payment obligations, a French court has power under Article 1244-1 et seq. of the French Civil Code to grant time to a debtor (not in excess of two years), taking into account the position of the debtor and the needs of the creditor. The court is also empowered to decide that the deferred amounts shall bear interest at a reduced rate (but at least equal to the legal rate or taux légal) or that payments made by the debtor must be applied in priority in or towards reduction of the principal due, notwithstanding any contractual provision to the contrary; any such decision by the court will suspend all enforcement proceedings instituted by the creditor against his debtor for the payment of his debt and all extra interest or penalties for late payment shall cease to be due during the grace period fixed by the court.

7
This opinion is subject to the following:

7.1
We have not been responsible for investigating or verifying the accuracy of the facts or the reasonableness of any statements of opinion contained in the Indenture or the Registration Statement, nor for any omission of material facts from it.

7.2
Damages, liquidated damages and penalties may be varied by a French court if they amount to a manifestly excessive or derisory penalty under French law.

7.3
A certificate, determination, notification, or opinion might be held by the French courts to be inconclusive if it could be shown to have an unreasonable or arbitrary basis or in the event of manifest error despite any provision in any document to the contrary.

7.4
A French court may, if requested, render a judgment in the foreign currency in which a debt is expressed. However, if a judgment awarded by a French court were to be expressed in euro, it would normally be expressed by reference to the exchange value of the relevant amount of foreign currency at the rate of exchange prevailing on the effective date of payment or due date. If, however, after having obtained a judgment from a French court on the Exchange Securities or the Indenture, the creditor were to seek a separate judgment on the basis of any provision relating to exchange rate indemnities, the court might hold that such provision did not survive the original judgment.

7.5
In order to enforce in the French courts any document which is written in English, a certified translation into French of such document will be required.

7.6
We express no opinion as to enforceability in France of provisions relating to the grossing-up by the Company of taxes withheld by any taxing authority in France. We have not been asked, and we do not give, any opinion as to any taxation (including value added tax and corporate income tax) which will or may arise as a result of any transaction effected in connection with the issue or offering of the Exchange Securities.

7.7
We give no opinion on any provision of the Indenture to the extent that such provisions purport to create a trust over assets located in France.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours faithfully,

Linklaters

Schedule 1

1
A copy of the statuts (by-laws) of FIMEP SA dated 21 January 2003.

2
Extrait K-bis (certificate of incorporation) issued by the Registre du commerce et des sociétés relating to FIMEP SA dated 4 August 2003.

3
A certified copy of the minutes of the ordinary general meeting of the shareholders of FIMEP SA dated 6 February 2003.

4
A certified copy of the minutes of the meetings of the board of directors of FIMEP SA dated 6 February 2003.

5
An executed copy of the Indenture.

6
A copy of the Registration Statement.

7
Legal Opinion of Simpson Thacher & Bartlett LLP, US special counsel to FIMEP SA, as to the legality of the securities being registered.

Schedule 2

"Indenture"	means the indenture dated 12 February 2003 between the Company and the Bank of New York London Branch, as trustee.
"Registration Statement"	means the registration statement on Form F-4 filed by the Company with the US Securities and Exchange Commission under the US Securities Act of 1933, as amended.
"Securities Act"	means the US Securities Act of 1933, as amended.

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  Exhibit 5.2
Schedule 1
Schedule 2